SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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JOHNSON & JOHNSON

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Notice of Annual Meeting
and Proxy Statement
March 14, 2007
      The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 26, 2007 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect Directors;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007; and
3.	Transact such other business, including action on shareholder proposals, as may properly come before the meeting.
      Shareholders are cordially invited to attend the meeting. Please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card which you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote by the Internet or telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or stockbroker, must accompany your letter.
      If you are unable to attend the meeting, you will be able to access the meeting on the Internet. The Company will broadcast the meeting as a live Webcast through the Johnson & Johnson Web site at www.jnj.com. The Webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Web site at www.jnj.com and click on the Calendar of Events in the Investor Relations section for details.

By order of the Board of Directors,

Steven M. Rosenberg
Secretary
YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Visit the Web site noted on your proxy card to vote via the Internet;

(2)	Use the toll-free telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.
Shareholders are invited to visit the Corporate Governance section of our
Web site at www.investor.jnj.com/governance.

GENERAL INFORMATION

      Shareholders Entitled to Vote. Holders of record of shares of the Common Stock of the Company at the close of business on February 27, 2007 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,894,964,666 shares outstanding.
      Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

      How to Vote. Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

(1) By Internet: Go to the Web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote through the Internet, you may incur telephone and Internet access charges.

(2) By Telephone: Call the toll-free number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.
      If you vote by the Internet or telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by the Internet or telephone, do not return your proxy card.
      If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.

      Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted by the Internet or telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

      Proxy Solicitation. The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the shareholders on or about March 14, 2007 concurrently with the mailing of the Company’s 2006 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Electronic Delivery of Proxy Materials and Annual Report. This Proxy Statement and the Company’s 2006 Annual Report are available on the Company’s Web site at www.jnj.com. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report in the mail, shareholders can elect to receive an e-mail message which will provide a link to these documents online. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year.
      Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare.com/US/ecomms. If you vote by Internet, simply follow the prompts that will link you to that Web site. Beneficial, or “street name,” shareholders who wish to enroll in electronic access service should review the information provided in the proxy materials mailed to them by their bank or stockbroker.

Reduce Duplicate Mailings. The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting by the Internet or telephone you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or stockbroker.

Johnson & Johnson Employee Savings Plans. If you are an employee and hold shares in one of the Johnson & Johnson employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name. If you vote by Internet, telephone or mail as described above by 5:00 p.m. on April 24, the Trustee of your savings plan will vote your shares as you have directed. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Shareholder Proposals. To be included in the Board of Directors’ Proxy Statement and proxy card for the 2008 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 15, 2007. In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2008 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company on or before November 15, 2007. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
ITEM 1: ELECTION OF DIRECTORS

Nominees. There are 11 nominees for election as Directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.
      If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as Directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.
      All of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as Directors of the Company. In keeping with the Board’s policy on retirement of Directors, Mrs. Ann Dibble Jordan, elected to the Board in 1981, will not stand for re-election. Mr. Robert J. Darretta, retired Vice Chairman, Chief Financial Officer and Member of the Executive Committee, elected to the Board in 2002, retired from the Board as of March 1, 2007.
      Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan.

Dr. Coleman, 63, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Director of Meredith Corporation and a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation.

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation.

Mr. Cullen, 64, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Neustar, Inc. and Prudential Life Insurance Company and a Director and non-executive Chairman of Agilent Technologies, Inc.

Michael M. E. Johns, M.D., Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center, Emory University; Chairman of Emory Healthcare, Emory University.

Dr. Johns, 65, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since June 1996 as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center, Emory University; and Chairman of Emory Healthcare, Emory University. As the Executive Vice President for Health Affairs of Emory University, he oversees Emory University’s widespread academic and clinical programs in health sciences and leads strategic planning initiatives for both patient care and research. In addition, since 1996, Dr. Johns has served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Immediate Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine. Dr. Johns is a Director of Genuine Parts Company.

Arnold G. Langbo, Retired Chairman of the Board and Chief Executive Officer, Kellogg Company.

Mr. Langbo, 69, was elected to the Board of Directors in 1991 and is a member of the Nominating & Corporate Governance Committee and Chairman of the Compensation & Benefits Committee. Mr. Langbo retired as Chairman of the Board of Kellogg Company (cereals and convenience foods) in 2000. He had held that position since 1992 after having been President and Chief Operating Officer of Kellogg since 1990. He also served as Chief Executive Officer from 1992 until 1999. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Weyerhaeuser Company and Whirlpool Corporation.

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology.

Dr. Lindquist, 57, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. Since 2001, Dr. Lindquist has concurrently been affiliated with Whitehead Institute, a non-profit, independent research and educational institution, and served as a Professor of Biology at Massachusetts Institute of Technology. Dr. Lindquist served as Director of Whitehead Institute from 2001 to 2004 and currently serves as a Member. In addition, she became a Member of the Howard Hughes Medical Institute in April 2006. Previously she had been affiliated with the University of Chicago for over 20 years, most recently as the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Between 1988 and 2001, Dr. Lindquist was also an Investigator in the Howard Hughes Medical Institute. She was elected to the American Academy of Arts and Sciences in 1996 and the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. Dr. Lindquist has received the Dickson Prize in Medicine (2002) and the Novartis Drew Award in Biomedical Research (2000) and in 2002 was named by Discover Magazine as one of the 50 most important women in science. She is a Trustee of Cold Spring Harbor Laboratories and a Founder of FoldRx Pharmaceuticals, Inc., a private start-up company.

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 64, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and the Chairman of the Public Policy Advisory Committee. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (air transportation) in January 2004 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is also a Director of the Juvenile Diabetes Research Foundation, and is a member of both The Business Council and the Advisory Board of the Carter Center.

Christine A. Poon, Vice Chairman, Board of Directors; Member, Executive Committee.

Ms. Poon, 54, was elected to the Board of Directors in 2005. Ms. Poon joined the Company in 2000 as a Company Group Chairman in the Pharmaceuticals Group. Ms. Poon became a Member of the Executive Committee and Worldwide Chairman, Pharmaceuticals Group in 2001, was named Worldwide Chairman, Medicines & Nutritionals in 2003 and was appointed Vice Chairman in January 2005. Prior to joining the Company, she served in various management positions at Bristol-Myers Squibb Company for 15 years, most recently as President of International Medicines (1998-2000) and President of Medical Devices (1997-1998). Ms. Poon is a Director at Fox Chase Cancer Center and Prudential Life Insurance Company.

Charles Prince, Chairman and Chief Executive Officer, Citigroup Inc.

Mr. Prince, 57, was elected to the Board of Directors in 2006 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Mr. Prince has served as Chief Executive Officer of Citigroup Inc. (financial services) since 2003 and as Chairman since 2006. Before assuming his current position, he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a Director of Citigroup. He is also a member of the Council on Foreign Relations, The Business Council and The Business Roundtable. Mr. Prince is on the Board of Trustees of The Julliard School and The Weill Cornell Medical College.

Steven S Reinemund, Executive Chairman, PepsiCo, Inc.

Mr. Reinemund, 58, was elected to the Board of Directors in 2003 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Mr. Reinemund has been Executive Chairman of PepsiCo, Inc. (snacks and beverages) since October 2006. He served as Chairman and Chief Executive Officer of PepsiCo from May 2001 until his retirement in October 2006. He was elected a Director of PepsiCo in 1996, and served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 at Pizza Hut, Inc. and held various management positions until 1992 when he became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund also serves as Chair of the National Minority Supplier Development Council and as a Trustee of the United States Naval Academy Foundation.

David Satcher, M.D., Ph.D., Director, Center of Excellence on Health Disparities, Morehouse School of Medicine.

Dr. Satcher, 66, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in December 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In February 2002, Dr. Satcher completed his four-year term as the Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from February 1998 to January 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher is a Director of MetLife, Inc., and serves on the Boards of Action for Healthy Kids, American Foundation for Suicide Prevention, Kaiser Family Foundation and Task Force on Child Survival. He also serves as Co-Chair of the Advisory Committee on Public Issues of the Ad Council.

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee.

Mr. Weldon, 58, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is also a Director of J.P. Morgan Chase & Co. Mr. Weldon is the Vice Chairman of The Business Council and a member of the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the CEO Roundtable on Cancer.

 Other Information. Securities and Exchange Commission (SEC) regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005 Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.
      The Board of Directors recommends a vote FOR the election of each nominee.
STOCK OWNERSHIP AND SECTION 16 COMPLIANCE
      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock owned by each Director and each executive officer named in the Summary Compensation Table on page 29 of this Proxy Statement (each a “Named Executive Officer”) and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Darretta are deemed to “control” an additional 8,853,080 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 1,023,369 shares. In the aggregate, these 9,876,449 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 27, 2007 (except shares held in the Company’s Savings Plans, which are listed as of January 31, 2007). As of the date of this Proxy Statement, there are no persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(3)	Units(4)	Options(5)

Mary Sue Coleman	6,035	4,928	7,600
James G. Cullen	70,485	23,451	31,050
Robert J. Darretta(1)	209,056	22,181	827,000
Russell C. Deyo	143,956	17,870	699,000
Michael M. E. Johns	4,912	2,575	—
Ann Dibble Jordan(2)	13,290	15,394	31,050
Arnold G. Langbo	6,533	41,734	31,050
Susan L. Lindquist	5,037	3,300	7,600

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(3)	Units(4)	Options(5)

Leo F. Mullin	11,248	8,758	26,250
Per A. Peterson(1)	32,833	—	604,500
Christine A. Poon	44,828	9,125	620,000
Charles Prince	13,323	1,340	—
Steven S Reinemund	5,948	1,721	7,600
David Satcher	5,648	3,947	13,900
William C. Weldon	282,399	31,405	1,925,000
All Directors and executive officers as a group(20)	1,023,369	205,342	5,999,869

(1)	Retired as of March 1, 2007.

(2)	Current Director not standing for re-election.

(3)	The shares described as “owned” are shares of the Company’s Common Stock owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 91,598 of these shares, including 30,000 shares listed as owned by Mr. Cullen, 11,905 shares listed as owned by Mr. Deyo, 900 shares listed as owned by Mr. Langbo, 16,000 shares listed as owned by Dr. Peterson, 800 shares listed as owned by Mr. Prince, and 28,847 shares listed as owned by Mr. Weldon.

(4)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Executive Income Deferral Plan.

(5)	Includes shares under options exercisable on February 27, 2007 and options which become exercisable within 60 days thereafter.
Section 16(a) Beneficial Ownership Reporting Compliance
      The Company believes that during 2006 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.
CORPORATE GOVERNANCE
      Director Independence. The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (NYSE) and the Company’s Standards of Independence: Dr. Coleman, Mr. Cullen, Dr. Johns, Mrs. Jordan, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Prince, Mr. Reinemund and Dr. Satcher. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which are available on the Company’s Web site at www.investor.jnj.com/governance. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.
      The following describes the types of transactions, relationships or arrangements, pursuant to which the Company either made or received payments that were considered by the Board under the Standards of Independence in determining that the Directors listed above are independent. The

Board determined that none of these transactions, relationships or arrangements conflicts with the interests of the Company or would impair the relevant Director’s independence or judgment.

•	Educational and research grants (Drs. Coleman, Johns and Satcher, Mrs. Jordan and Mr. Prince)

•	Payments related to the supply of health care products and services (Drs. Coleman and Johns and Messrs. Cullen and Prince)

•	Payments related to air transportation (Mr. Mullin)

•	Payments related to banking services (Mr. Prince)

•	Payments related to the supply of food and beverages (Mr. Reinemund)

•	Charitable contributions (Mrs. Jordan, Ms. Lindquist, Messrs. Mullin, Prince and Reinemund, and Dr. Satcher)

•	Trade association membership fees (Mr. Reinemund)
      All of the transactions, relationships or arrangements of the types listed above were entered into, and payments were made or received, by the Company in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for 2004, 2005 or 2006. The Company’s transactions with or discretionary charitable contributions to each of the relevant organizations (not including gifts made under the Company’s matching gifts program) did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for 2004, 2005 or 2006.
      Board Meetings. During the last fiscal year the Board of Directors held seven regularly scheduled meetings and three special telephonic meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s Web site at www.investor.jnj.com/governance in the Corporate Governance section.
      Annual Meeting Attendance. It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2006 Annual Meeting were in attendance.
      Board Committees. The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee. Under their Charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.
      The members of the Audit Committee are Mr. Cullen (Chairman), Dr. Coleman and Mr. Mullin. The Audit Committee is comprised entirely of Non-Employee Directors, each of whom has been determined to be “independent” under the listing standards of the NYSE. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Charter of the Audit Committee is available on the Company’s Web site at www.investor.jnj.com/governance. The Audit Committee assists the Board of Directors by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met four times during the last fiscal year, plus four teleconferences were held prior to each release of the quarterly earnings. Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters can do so by submitting an e-mail at www.jnj.com/AuditCommittee.
      The Board has determined that Mr. Cullen, the Chairman of the Audit Committee and an independent Director, is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.
      The members of the Compensation & Benefits Committee are Mr. Langbo (Chairman), Dr. Johns, Mrs. Jordan, Mr. Prince and Mr. Reinemund, each of whom has been determined to be “independent” under the listing standards of the NYSE. The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s Directors and executive officers and oversee the management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees.
      The Compensation & Benefits Committee’s duties and responsibilities under its Charter with respect to the compensation of the Company’s Directors and executive officers include:

•	setting the Chairman/CEO’s compensation level based on the Board’s evaluation of his or her performance;

•	reviewing and providing oversight of the Company’s compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the compensation programs in which the executive officers participate;

•	reviewing and approving management-recommended compensation actions for the Company’s executive officers, including setting base salaries, annual incentive bonuses and long-term incentive awards; and

•	reviewing and approving compensation for the Non-Employee Directors.
      The Compensation & Benefits Committee has retained a representative of Towers Perrin as its consultant for matters related to executive and Director compensation. The compensation consultant regularly provides competitive benchmarking data and analysis to the Committee, participates in meetings of the Committee, and reports directly to the Committee.
      The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee, a non-Board committee comprised of Mr. Weldon (Chairman/CEO), Ms. Poon (Vice Chairman) and Ms. Kaye Foster-Cheek (Vice President, Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company’s performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. During the last fiscal year there were six meetings of the Compensation & Benefits Committee. A copy of the Charter of the Compensation & Benefit Committee can be found on the Company’s Web site at www.investor.jnj.com/governance.
      The members of the Nominating & Corporate Governance Committee are Mrs. Jordan (Chairman), Mr. Cullen, Mr. Langbo, Mr. Prince and Mr. Reinemund. Each of the members of the Nominating & Corporate Governance Committee has been determined to be “independent” under the listing standards of the NYSE. The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Committee also oversees the process for performance evaluations of each of the Committees of the Board. It is also within the Charter of the Nominating & Corporate Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the Board of Directors for approval. The Nominating & Corporate Governance Committee met four times during the last fiscal year. A copy of the Charter of the Nominating & Corporate Governance Committee can be found on the Company’s Web site at www.investor.jnj.com/governance.

      Executive Sessions.     Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2006 in Executive Sessions without members of management present. The Non-Employee Directors met seven times during 2006 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

      Director Nomination Process. The Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the Board of Directors for approval. The Board of Directors has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on the Company’s Web site at www.investor.jnj.com/governance. These Criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board. The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates who have been suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as are other possible candidates.

      Presiding Director. The Non-Employee Directors have selected Mr. Cullen to serve as the Presiding Director. Among the duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda for Board Meetings. The Presiding Director reviews in advance the schedule of Board and Committee meetings and the agenda for each Board meeting (and requests changes as he or she deems appropriate in order to ensure that the interests and requirements of the independent Directors are appropriately addressed).

•	Executive Sessions. The Presiding Director chairs and has the authority to call and schedule Executive Sessions.

•	Communication with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director is expected to act as an intermediary between the Non-

Employee Directors and management when special circumstances exist or communication out of the ordinary course is necessary.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management or raise legal, ethical or compliance concerns about Company policies or practices.

     Communication with the Board. Shareholders, employees and others may contact any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933. Shareholders, employees and others may also contact any of the Non-Employee Directors by accessing and submitting an e-mail at www.jnj.com/investor/corp     gov     form     board.htm. General comments to the Company (including complaints or questions about a product) should be sent by accessing www.jnj.com/contact    us/general     inquiries. The Company’s process for handling shareholder communications to the Board has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/contact.cfm.

     Corporate Governance Materials. On the Company’s Corporate Governance Web site at www.investor.jnj.com/governance, shareholders can see the Company’s Restated Certificate of Incorporation, By-Laws, Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, the Policy on Business Conduct for employees and the Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Secretary at the Company’s principal address.

     Majority Withheld Policy in Uncontested Director Elections. In response to the concerns of investors and corporate governance advocates, and to provide shareholders with a meaningful role in the outcome of Director elections, the Board of Directors has adopted a policy on “Voting for Directors in Uncontested Elections” as part of our Principles of Corporate Governance. In general, this policy provides that any nominee in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election must promptly tender an offer of resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The other independent Directors will decide the action to take with respect to the offer of resignation within 90 days following certification of the shareholder vote. Any such tendered resignation will be evaluated in light of the best interests of the Company and its shareholders. The Board’s decision will be disclosed in a report on Form 8-K furnished by the Company to the SEC within four business days of the decision. Any Director who offers to resign pursuant to this provision will not participate in any actions by either the Nominating & Corporate Governance Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this policy are included in the Principles of Corporate Governance, which can be found on the Company’s website at www.investor.jnj.com/governance.
TRANSACTIONS WITH RELATED PERSONS
      For the period beginning January 2, 2006 and ending March 1, 2007, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the following:

•	A brother-in-law of Michael J. Dormer, retired Worldwide Chairman, Medical Devices and Diagnostics Group, is a field sales manager at DePuy UK, a wholly-owned subsidiary of the

Company, and earned £91,700 in base salary and annual performance bonus in fiscal 2006. His compensation was commensurate with that of his peers.

•	A brother of Nicholas J. Valeriani, Worldwide Chairman, Medical Devices and Diagnostics Group, is a director of reimbursement at the Tibotec Therapeutics Division of Ortho Biotech Products, a wholly-owned subsidiary of the Company, and earned $142,400 in base salary and annual performance bonus in fiscal 2006. His compensation was commensurate with that of his peers.

Each of these transactions was duly ratified by the Nominating & Corporate Governance Committee in compliance with the Policy on Transactions With Related Persons described below.
      Policies and Procedures. The Company’s written Policy on Transactions With Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest. Related persons would include the Company’s Directors and executive officers and their immediate family members. It would also include persons controlling over five percent of the Company’s outstanding Common Stock (currently none).
      Under the Company’s Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all Directors and executive officers of the Company have a duty to report to the Chairman, a Vice Chairman or the Presiding Director potential conflicts of interests, including transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the policy.
      Once a related person transaction has been identified, the Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
      If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.
      The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	Compensation paid by the Company for service as a Director or executive officer of the Company.

•	Transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or two percent of that company’s annual revenues.

•	Contributions by the Company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2 percent of the charitable organization’s annual receipts.

•	Transactions where the related person’s only interest is as a holder of Company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends.

•	Transactions involving competitive bids.

•	Transactions where the rates or charges are regulated by law or government authority.

•	Transactions involving bank depositary, transfer agent, registrar, trustee, or similar banking services.
COMPENSATION COMMITTEE REPORT
      The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 16 to 28, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Mr. Arnold G. Langbo, Chairman
Dr. Michael M. E. Johns
Mrs. Ann D. Jordan
Mr. Charles Prince
Mr. Steven S Reinemund
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy

Guiding Principles
      Johnson & Johnson’s executive compensation is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term shareholder value. The primary components of employee compensation include base salary, annual performance bonus and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company and individual performance. The Compensation & Benefits Committee of the Board of Directors has established the following guiding principles for the Company’s executive compensation programs:

•	Credo Values — All components of compensation should foster behavior and decision-making that are based on the values embodied in the Johnson & Johnson Credo.

•	Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executive talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer, his or her specific business unit or function, and the Company overall.

•	Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Shareholders’ Interests — Long-term incentives should align decision making with the interests of the Company’s shareholders.

Importance of Credo Values
      For more than 60 years, the Johnson & Johnson Credo has guided the actions of the Company and its executive officers in fulfilling their responsibilities to the Company’s customers, employees, community and shareholders. As such, each component of the Company’s executive compensation programs is designed with the Credo in mind. Moreover, in assessing the contributions of its executive officers to the Company’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in the Credo — and the long-term impact of an executive officer’s decisions.

Target Pay Philosophy
      The Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high caliber talent. In assessing market competitiveness, the compensation of the Company’s executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group consists of twelve companies that:

•	are similar to the Company in terms of their size (i.e., revenue, net income, market capitalization), industry and/or global presence;

•	have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities; and

•	compete with the Company for executive talent.
      The 2006 Executive Peer Group was comprised of the following companies: Abbott Laboratories, Altria Group, Inc., Bristol-Myers Squibb Company, The Coca-Cola Company, General Electric Company, International Business Machines Corporation, Merck & Co., Inc., Minnesota Mining and Manufacturing Company (3M), PepsiCo, Inc., Pfizer Inc., The Procter & Gamble Company and Wyeth. Based on financial data reported by each company for its most recent four fiscal quarters, Johnson & Johnson ranked fifth in revenue, fifth in net income, and third in market capitalization among these 12 companies.
      The Committee strives to set compensation targets that are competitive with the Executive Peer Group. It relies on proxy statements, executive compensation surveys and its compensation consultant, a representative of Towers Perrin, for data on current market pay practices and trends. For base salary and annual performance bonus, the Committee targets the 50th percentile of the Executive Peer Group. To establish a competitive advantage in attracting and retaining key executive officers and to emphasize the Committee’s principle of, and commitment to, managing the business for the long-term, the Committee sets total long-term incentive targets at the 75th percentile of the Executive Peer Group. Actual salary increases, performance bonus awards and long-term incentive awards will vary based on an individual’s responsibilities, performance and business unit/function results. This target pay philosophy positions total compensation for the Company’s executive officers between the 50th and 75th percentiles of the Executive Peer Group.
Target Pay Position

Base	Performance	Long-Term	Total
Salary	Bonus	Incentives	Compensation

50th Percentile of the Executive Peer Group	50th Percentile of the Executive Peer Group	75th Percentile of the Executive Peer Group	Between the 50th & 75th Percentiles of the Executive Peer Group

Components of Executive Compensation
      The Company’s executive compensation programs consist of three major components to reward and motivate its executive officers in line with the Committee’s guiding principles described above: base salary, annual performance bonus and long-term incentives. The Committee also follows the guiding principles to set target and actual award levels for each of these three major components.

      Individual performance has a significant impact on determining each compensation component. An executive officer’s annual performance is measured based on a thorough review of their contributions to business results. Consideration is also given to whether their decisions and actions leading to the results are consistent with the values of the Company as embodied in the Credo. The Committee not only evaluates annual results, but also considers the long-term impact of an executive officer’s behavior and decisions.
     Base Salary
      The Company’s base salary program reinforces the guiding principles of Competitiveness, Pay for Performance, and Credo Values and recognizes an individual’s scope of responsibilities and the knowledge and skills they bring to their role.
      Annual base salaries for executive officers are reviewed and approved by the Committee in the first fiscal quarter following the end of the previous performance year. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the Executive Peer Group, and the Company’s salary budget guideline. The Committee uses performance grids and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salaries for executive officers other than the Chairman/CEO. For any given performance year, actual salary increases may range from 0% to 210% of the salary budget guideline based on individual performance. This broad range allows for meaningful differentiation on a pay for performance basis.
     Annual Performance Bonus
      The Company’s annual performance bonus program reinforces the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, Alignment to Shareholders’ Interests, and Credo Values. Under the Executive Incentive Plan (the “EIP”), annual performance bonuses are approved and paid in the first fiscal quarter following the end of the performance year to reward executive officers for individual, business unit/function, and/or overall Company results achieved in the most recently completed performance year. Bonus targets are set as a percent of base salary based on job responsibility, and are determined through an analysis of target pay positioning relative to the Executive Peer Group. Bonus targets and maximums are disclosed in the Grants of Plan-Based Awards table on page 33 of this Proxy Statement.
      At the beginning of the performance year, each executive officer, in conjunction with the Chairman/CEO, establishes annual goals and objectives. Actual performance bonus awards are based on an assessment against the pre-established goals for each executive officer’s individual performance, the performance of the business unit/function for which he or she is responsible, and/or the Company’s overall performance for the year. For any given performance year, proposed bonus payouts may range from 0% to 210% of target based on individual performance. Individual performance has a significant impact on the annual performance bonus because the Committee believes it is a precise measure of how the executive officer contributed to business results.
      A “business bonus multiplier” can further increase or decrease the executive officer’s bonus by up to 20%, based on the assessment of business unit/function and/or Company performance against key financial and strategic objectives. The 2006 business bonus multiplier for each business unit/function was determined based on the assessment of preset goals aligned with the following objectives:

•	Financial Objectives — sales growth versus business plan and industry competitors, net income growth versus business plan and industry competitors, and operating cash flow versus business plan.

•	Strategic Objectives — operational excellence and efficiency, innovation and growth, focus on the customer and consumer, talent development and focus on the external environment.

Annual Performance Bonus Award Calculation
      Following the guiding principle of Alignment to Shareholders’ Interests, the Company’s executive officers receive a portion of their performance bonus awards in the form of Company stock as determined by the Committee. This encourages an ownership mentality and ties more of employees’ compensation to shareholder value. As determined by the Committee, the Company’s executive officers receive 15% of their annual performance bonus in the form of Company stock and the remainder in cash.
      The EIP was approved by the shareholders and is intended to comply with Section 162(m) of the United States Internal Revenue Code of 1986, as amended, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO and the other executive officers are eligible to participate in the EIP. Under the EIP, payments of annual performance bonuses to eligible executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of the Company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and Vice Chairmen and 0.04% of Consolidated Net Earnings for the other executive officers.
     Long-Term Incentives
      The Company’s long-term incentive programs reinforce the guiding principles of Accountability for Short- and Long-Term Performance, Pay for Performance, Competitiveness, Alignment to Shareholders’ Interests, and Credo Values. The programs are designed to reward performance over the long-term and align executive compensation with shareholder value over time. Participation in these programs is targeted to management-level employees, including the executive officers, who have an ability to impact the Company’s long-term results. For these employees, long-term incentives make up a significant portion of their total compensation.
      The Company has two long-term incentive programs: the 2005 Long-Term Incentive Plan (the “LTI Plan”), which awards stock options and restricted share units (“RSUs”); and the 2004 Certificate of Extra Compensation Plan (the “CEC Plan”), which awards performance units (“CECs”) that provide deferred compensation paid at the end of an employee’s career with the Company. The CEC Plan is unique among the Executive Peer Group and the general industry. Established in 1947, it reflects Johnson & Johnson’s commitment to the principle of managing the business for the long-term. CEC awards may be made to executive officers and other key managers of the Company and its subsidiaries worldwide.
      Targets for LTI Plan awards for executive officers are set at the 50th percentile of the Executive Peer Group. Targets for CEC awards are set at a level that brings CEC Plan participants’ total long-term incentive compensation to the 75th percentile of the Executive Peer Group. As described above, this generally positions total compensation for the Company’s executive officers between the 50th and 75th percentiles of the Executive Peer Group.

      Long-Term Incentive Plan. Targets for LTI Plan awards are set as a percent of base salary and actual awards can range from 0% to 210% of target, based on individual performance and an assessment of the individual’s future potential. Previous LTI Plan grants and total equity ownership are not considered when making annual LTI Plan grants.
      Beginning in 2006, the Company’s executive officers received their LTI Plan grants in the form of a combination of stock options and RSUs as determined by the Committee. Prior to 2006, LTI Plan awards were granted only in the form of stock options. LTI Plan awards for the 2005 and 2006 performance years were received 75% in stock options and 25% in RSUs. The Committee determined this mix based on competitive market practices and to more strongly tie long-term compensation to growth in shareholder value.
      Stock options and RSUs granted under the LTI Plan are subject to a three-year “cliff vesting” schedule whereby 100% of each grant vests on the third anniversary of the grant date. Stock options must be exercised within ten years of the grant date or they will expire. RSUs are converted into shares of the Company’s Common Stock on a one-for-one basis upon vesting. Neither stock options nor RSUs earn dividends or dividend equivalents prior to vesting.
      Annual LTI Plan awards are approved and priced in the first fiscal quarter following the end of the performance year at the same time that the Committee reviews and approves all components of year-end compensation. LTI Plan awards for the 2005 performance year were granted on February 13, 2006, and LTI Plan awards for the 2006 performance year were granted on February 12, 2007. Interim, or “off-cycle,” LTI Plan awards made to new employees during the fiscal year are granted and priced on a fixed quarterly schedule: February 1, May 1, August 1 and November 1. In accordance with the terms of the LTI Plan, stock options are granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the New York Stock Exchange) of the Company’s Common Stock on the grant date. The Company does not issue stock options with accelerated ownership (also known as “re-load”) features. In addition, the Company does not re-price or re-issue stock options in the event that the stock price declines to a level below the grant price.
      Certificate of Extra Compensation Plan. CECs are valued in accordance with a formula composed of one-half of the Company’s net asset value and one-half of its earnings power value per share of the Company’s outstanding Common Stock. Earnings power value is calculated by taking the capitalized value of net earnings per share averaged over the previous five years. CEC unit value represents another measure for Company performance, which the Committee believes will approximate total shareholder return over the long-term. CEC unit value is determined annually as of the fiscal year-end and is subject to increase or decrease until the employee is paid his or her CECs upon retirement or termination. Eligible retiring employees may also elect to defer payment to a future date and/or receive payment in installments over a number of years.
CEC Unit Value Calculation
      CECs granted under the CEC Plan are subject to a five-year vesting schedule whereby 20% of each grant vests annually on the anniversary of the grant date. However, CECs are not paid out to a participant until retirement or other termination of employment. Dividend equivalents on vested and unvested CECs are paid in cash to participants in the same amount and at the same time as dividends on the Company’s Common Stock.
      The CEC Plan is administered based on the number and value of CECs that vest in a given year. The actual accrual (i.e., the number of CECs vesting in the year) is based on the Committee’s assessment of individual performance and the executive officer’s contribution to the long-term health and growth of the Company. The number of CECs granted is then determined based on the number of CECs vesting from prior grants and the additional CECs required to reach the appropriate accrual level. Since an executive officer may already be accruing at the appropriate level, a new grant may not occur every year.
      Grants of CECs are approved in the first fiscal quarter following the end of the performance year and at the same time that the Committee reviews and approves all components of year-end compensation. CEC awards were granted on February 13, 2006 based on performance in 2005 and on February 12, 2007 based on performance in 2006.
Executive Compensation Awarded in 2006 and 2007
     Performance Assessment Process
      Beginning in 2007 for the 2006 performance year, the Company’s Board of Directors approved a formal performance assessment process for the Chairman/CEO. The Chairman/CEO’s performance was assessed based on financial and strategic objectives that the Board believes are crucial for superior return to the Company’s shareholders over the long-term. The Board also believes that these objectives represent an appropriate balance of short- and long-term objectives to ensure the Chairman/CEO is managing the business for the long-term. Going forward, these objectives will be reviewed on an annual basis by the Independent Directors of the Board. The Committee determined compensation levels for the Chairman/CEO upon the completion of, and based on, the Board’s performance assessment.
      For the executive officers other than the Chairman/CEO, the Committee based its assessment of each executive officer’s annual performance on a thorough review of their contributions to business results under the Pay for Performance principle. To assist them in determining base salary increases and bonus and long-term incentive award levels for executive officers other than the Chairman/CEO, the Committee used performance grids for the most recently completed performance year and considered the recommendations provided by the Chairman/CEO. Individual performance had a significant impact on determining each compensation component.
     2006 Merit Increases for Performance in 2005
      In determining and approving 2006 base salary increases for the Chairman/CEO and the other executive officers, the Committee assessed Johnson & Johnson’s performance in 2005 versus goals identified for both financial and non-financial factors. For the Chairman/CEO, the Committee approved a 4.4% salary increase from $1,600,000 to $1,670,000, effective February 27, 2006. U.S. employee salary increases for 2006 ranged from 0% to 7.4%. The Chairman/CEO’s increase reflected an assessment of 2005 individual performance versus expectations and a target pay position relative to the Executive Peer Group. The Chairman/CEO’s 2006 base salary was positioned at the 50th percentile of the Executive Peer Group. 2006 merit increases for the other executive officers were determined in a similar manner and ranged from 3.5% to 5.8%.
     2007 Merit Increases for Performance in 2006
      In determining and approving 2007 base salary increases for the Chairman/CEO and the other executive officers, the Committee assessed Johnson & Johnson’s performance in 2006 versus goals identified for both financial and non-financial factors. For the Chairman/CEO, the Committee approved a 3.9% salary increase from $1,670,000 to $1,735,000, effective February 26, 2007. U.S. employee salary increases for 2007 ranged from 0% to 7.8%. The Chairman/CEO’s increase reflected a formal assessment of 2006 individual performance against the achievement of financial and strategic objectives and a target pay position relative to the Executive Peer Group. The Chairman/CEO’s 2007 base salary was positioned at the 50th percentile of the Executive Peer Group. 2007 merit increases for the other executive officers were determined in a similar manner and ranged from 0.0% to 4.7%. Mr. Darretta and Dr. Peterson both retired in 2007 and therefore did not receive salary increases in 2007.
     2006 Bonus and Long-Term Incentive Awards for Performance in 2005
      In reviewing and approving compensation actions for the Chairman/CEO and the other executive officers in the first quarter of 2006 for performance in 2005, the Committee evaluated the Company’s performance in 2005 versus goals identified for both financial and non-financial factors.
      The Committee reviewed details of five-year and most recent fiscal year Sales Growth, Earnings Per Share Growth, increase in Free Cash Flow and growth in Shareholder Value. The Company’s overall performance for the relevant five-year period ranked in the upper half of the Company’s financial peer group (a group of competitors in the pharmaceutical, medical devices and diagnostics and consumer products industries that the Company uses for internal purposes) and Executive Peer Group companies. The Company also met its goal for New Product Flow. For 2005, the Company’s overall performance was approximately at the median of the Executive Peer Group companies, but fell short in Sales Growth versus the financial peer group companies. Overall, the Committee determined that the Company performed at the median of the peer companies.
      With respect to non-financial performance, management continued to excel in the area of managing Credo responsibilities. Various initiatives undertaken by the Company embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community. The Committee will continue to monitor the progress on talent management, Process Excellence and research and development. The Company continues to focus on developing a high performing, superior talent pool, that is also diverse in many ways, including race, gender, cultural background and experiences. The Company realized significant results from various Process Excellence initiatives. Details of the pharmaceutical and other new product pipelines were reviewed, and the Committee determined that the Company was well positioned for continued future growth.
      The Committee met in executive session with a compensation consultant to discuss compensation decisions for the Chairman/CEO for performance in 2005. The Committee assessed Mr. Weldon’s overall current cash compensation (base salary and performance bonus) in comparison to his long-term compensation (stock option, RSU and CEC unit grants).
      In February 2006, the Committee awarded an annual performance bonus and long-term incentive awards based on performance in 2005. These awards, which are set forth in the table that follows this paragraph, were based on competitive practices and reflect the Committee’s assessment of both Company and individual performance in 2005. These compensation awards were made based upon the Committee’s assessment of the Company’s financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above. These awards reflected the Committee’s assessment of the Company’s long-term performance and Mr. Weldon’s leadership, as well as competitive practices within the Executive Peer Group. The Committee believed that Mr. Weldon provided outstanding leadership for the Company in the context of a difficult external environment, which included increased regulatory and public scrutiny of the health care industry. In particular, Mr. Weldon provided strong leadership in addressing the developments that arose in connection with the Company’s proposed acquisition of Guidant Corporation. The Committee believed that Mr. Weldon appropriately continued to manage the Company for the long-term and preserve the reputation of the Company in the face of these and other developments. The above performance results were evaluated based on the overall judgment of the Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Committee’s judgment, compensation awards for 2005, in total, were consistent with established targets. The 2005 performance bonus and long-term incentive awards for the other executive officers were also awarded in February 2006, as set forth below, and determined in a similar manner.

Awards Granted in 2006 for Performance in 2005

						FMV of
				Option		Stock on
	Award	Performance	Options	Exercise	RSUs	RSU Grant	CECs	CEC Unit
Name	Date	Bonus($)	Granted(#)	Price(1)($)	Granted(#)	Date(2)($)	Granted(#)	Value($)

W. C. Weldon	2/13/06	$3,000,000	452,520	$58.34	37,710	$58.34	150,000	$23.16
R. J. Darretta	2/13/06	891,000	138,841	58.34	11,570	58.34	85,000	23.16
C. A. Poon	2/13/06	945,000	205,691	58.34	17,141	58.34	200,000	23.16
P. A. Peterson	2/13/06	750,268	128,557	58.34	10,713	58.34	25,000	23.16
R. C. Deyo	2/13/06	762,300	113,130	58.34	9,427	58.34	32,000	23.16

(1)	The grant date fair value was $12.22 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 19.6% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the money traded Johnson & Johnson stock options with a life of two years; dividend yield of 2.5%; risk-free interest rate of 4.6% based on a U.S. Treasury rate of six years; and a six-year option life.

(2)	The grant date fair value was $54.13 per RSU and was based on the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSU’s prior to vesting.
      Under SEC Rules, the Company is required to report in the Summary Compensation Table the dollar amounts of the stock options and RSUs, for each Named Executive Officer, recognized, or “expensed,” by the Company as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with Financial Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) in the previous fiscal year. The amounts that the Company expensed (excluding forfeiture assumptions) for fiscal 2006 are reported in columns D and E of the Summary Compensation Table, which appears on page 29 of this Proxy Statement. The reported stock option amounts comprise options that were granted over a period of four years. The reported RSU amounts comprise RSUs that were granted in 2006. The Company did not grant RSUs prior to 2006. The tables below set forth for each Named Executive Officer the total dollar amounts of stock options and RSUs expensed (excluding forfeiture assumptions) in fiscal 2006, along with a breakdown of the grant date fair values of the annual option and RSU grants made in February of 2003, 2004, 2005 and 2006 for performance in the prior year and the portion of each of those grants that was expensed (excluding forfeiture assumptions) in fiscal 2006.

Stock Options Expensed in 2006

	Stock Option Grants
					Total 2006
Name	2/10/03	2/9/04	2/14/05	2/13/06	Expense

W. C. Weldon
Total FAS123R Value at Grant	$6,116,400	$4,261,075	$6,355,000	$5,528,889
2006 Expense	169,900	1,420,358	2,118,333	5,528,889	9,237,481
R. J. Darretta
Total FAS123R Value at Grant	1,834,920	1,966,650	2,480,000	1,696,359
2006 Expense	50,970	655,550	826,667	1,696,359	3,229,546
C. A. Poon
Total FAS123R Value at Grant	1,834,920	2,294,425	2,867,500	2,513,133
2006 Expense	50,970	764,808	955,833	732,997	2,504,609
P. A. Peterson
Total FAS123R Value at Grant	1,834,920	1,966,650	2,325,000	1,570,709
2006 Expense	50,970	655,550	775,000	1,570,709	3,052,229
R. C. Deyo
Total FAS123R Value at Grant	1,495,120	1,442,210	1,937,500	1,382,222
2006 Expense	41,531	480,737	645,833	1,382,222	2,550,323
RSUs Expensed in 2006

RSU Grant
Name	2/13/2006

W. C. Weldon
Total FAS123R Value at Grant	$2,041,054
2006 Expense	2,041,054
R. J. Darretta
Total FAS123R Value at Grant	626,226
2006 Expense	626,226
C. A. Poon
Total FAS123R Value at Grant	927,757
2006 Expense	270,596
P. A. Peterson
Total FAS123R Value at Grant	579,841
2006 Expense	579,841
R. C. Deyo
Total FAS123R Value at Grant	510,236
2006 Expense	510,236
     2007 Bonus and Long-Term Incentive Awards for Performance in 2006
      The Chairman/CEO’s annual performance bonus and long-term incentive awards granted in the first quarter of 2007, for 2006 performance, were determined by the Committee based on the Board’s assessment of his achievement of financial goals and strategic objectives established in the formal performance assessment process described above. The Board also assessed the decisions and actions leading to the achievement of these goals and objectives to ensure consistency with the values embodied in the Credo. With respect to financial performance, the Board identified several factors critical to the success of the business, including, Sales Growth, Earnings Per Share (EPS) Growth, Free Cash Flow, and Shareholder Return. With the exception of Free Cash Flow, each of these financial metrics was assessed on an annual and five-year basis. The Board also reviewed strategic factors as part of the assessment, including, sector diversification, shaping the external health care environment, reputation, and talent development. When setting the financial goals and strategic objectives for 2006, the Board believed that the difficulty in achieving these goals and objectives would be commensurate with the compensation to be awarded upon such achievement.
      Overall, the Board assessed Mr. Weldon as having performed very well in 2006 in a challenging health care environment, from both a competitive and a regulatory perspective, having delivered solid financial and strategic results, and having prepared the Company for future growth. The Board believes Mr. Weldon’s efforts and accomplishments in 2006 have helped position the Company to achieve above-market shareholder returns in the future. The assessment of Mr. Weldon’s performance against the established goals and objectives was as follows:
      The Board concluded that Mr. Weldon met the established financial goals for 2006. The Company maintained financial discipline while taking appropriate risks. EPS Growth (adjusted for in-process research and development charges and the Guidant acquisition agreement termination fee) (10.9%) and Shareholder Return (12.3%) for 2006 outpaced that of the Company’s financial peer group, while Sales Growth (5.6%) compared less favorably with the financial peer group. The Company generated $11.6 billion in Free Cash Flow in 2006, surpassing the Board’s pre-established goal. On a five-year basis, Sales Growth (10.5%) and EPS Growth (adjusted for in-process research and development charges and the Guidant acquisition agreement termination fee) (15.6%) exceeded that of the financial peer group, while Shareholder Return (4.2%) compared less favorably with the financial peer group.
      In addition, the Board concluded that Mr. Weldon exceeded the established strategic objectives for 2006. Most notably:

•	Strategic Business Direction. Under Mr. Weldon’s leadership, management made critical decisions on acquisitions that were in the best interest of the Company and the shareholders, investing nearly $25 billion in opportunities for growth through research and development and acquisitions. In particular, Mr. Weldon acted quickly and decisively with regard to the decisions to terminate negotiations to acquire Guidant Corporation and to acquire the Consumer Healthcare business of Pfizer Inc. (“Pfizer Consumer Healthcare”). The Board believes that the acquisition of Pfizer Consumer Healthcare will not only provide a solid enhancement of the Company’s Consumer Products Group, but also will facilitate the strategic objective of greater diversification and balance among the Company’s three business sectors. The Company committed to long-term investments in novel growth platforms, investing over $7 billion in research and development (excluding in-process research and development charges associated with acquisitions) in 2006. These investments enabled the Company to strengthen its pharmaceutical pipeline, laying the foundation for future growth in that sector.

•	Shaping the External Health Care Environment. The Board concluded that Mr. Weldon did an outstanding job of contributing positively to the overall direction of the health care environment, with appropriate participation in trade and research organizations, effective representation of the Company’s interests with governmental bodies, vigorous protection of intellectual property, and actions to improve the image of the health care industry.

•	Reputation. The Board views Mr. Weldon as an outstanding CEO for his integrity, open, honest, and transparent communication with the Board, and excellent relationships with key stakeholders. The Board believes that the Company’s reputation has been enhanced by the decisions and actions taken by Mr. Weldon during 2006, especially in connection with the Guidant transaction and the Company’s Campaign for Nursing’s Future, a multi-year public awareness campaign designed to enhance the image of the nursing profession, recruit new nurses and nurse faculty and help retain nurses currently in the profession.

•	Talent Development. Mr. Weldon personally participated in the assessment of a significant number of senior executives and the identification of high-potential executives for future leadership positions within the Company. The Company continues to monitor the development of a high-performing, superior talent pool with a focus on the development of a larger pool of potential senior executives.

      The Committee determines annual performance bonus and long-term incentive awards for the Company’s executive officers based on total rewards, rather than on a component-by-component basis. Based on the Board’s performance assessment, in February 2007, the Committee approved for the Chairman/CEO the awards set forth in the table that follows this paragraph. These long-term incentive awards align the Chairman/CEO’s long-term incentive compensation with the 75th percentile, and his total compensation between the 50th and 75th percentiles of the Executive Peer Group data for his position. The individual objectives of the Chairman/CEO mirror the overall Company objectives and therefore no business bonus multiplier is applied. The 2006 performance bonus and long-term incentive awards for the other executive officers were also awarded in February 2007, as set forth below. Mr. Weldon reviewed each executive officer’s results against the financial and strategic objectives for their specific business unit or function, and developed preliminary compensation recommendations. Final performance assessments and compensation recommendations were shared with and approved by the Committee. Mr. Darretta and Dr. Peterson both retired in 2007 and therefore did not receive an LTI Plan award or CECs in 2007.
Awards Granted in 2007 for Performance in 2006

						FMV of
				Option		Stock on
	Award	Performance	Options	Exercise	RSUs	RSU Grant	CECs	CEC Unit
Name	Date	Bonus($)	Granted(#)	Price(1)($)	Granted(#)	Date(2)($)	Granted(#)	Value($)

W. C. Weldon	2/12/07	$3,200,000	457,178	$65.62	38,098	$65.62	200,000	$26.58
R. J. Darretta	2/12/07	1,000,000	—	—	—	—	—	—
C. A. Poon	2/12/07	1,000,000	205,730	65.62	17,144	65.62	25,000	26.58
P. A. Peterson	2/12/07	807,000	—	—	—	—	—	—
R. C. Deyo	2/12/07	850,000	114,294	65.62	9,525	65.62	11,000	26.58

(1)	The grant date fair value was $11.68 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 14.66% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the money traded Johnson & Johnson stock options with a life of two years; dividend yield of 2.5%; risk-free interest rate of 4.78% based on a U.S. Treasury rate of six years; and a six-year option life.

(2)	The grant date fair value was $60.88 per RSU and was based on the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSUs prior to vesting.
Use of Tally Sheets
      To assist them in making compensation decisions, the Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s compensation consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider the Company’s obligations under such circumstances.
Employment Arrangements and Agreements
      None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company offers broad-based, non-discriminatory separation benefits to full-time employees who are involuntarily terminated, based on level. This coverage provides executive officers with two weeks pay for each year of service, with a minimum of twelve weeks pay.

Change-in-Control Arrangements and Agreements
      The Company does not have any change-in-control agreements or arrangements in place for any of its executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.
Stock Ownership Guidelines for Directors and Executive Officers
      In 2006, the Board of Directors approved stock ownership guidelines for Directors and executive officers to further align their interests with the interests of the Company’s shareholders. Under these guidelines, the Chairman/CEO will be required to directly or indirectly own Company Common Stock equal in value to five times his or her annual salary, and the other executive officers will be required to own stock equal to three times his or her annual base salary. Non-Employee Directors will be required to own stock equal to three times his or her annual retainer, in addition to the stock initially granted upon joining the Board. The Board may designate other executive officers to be subject to specific stock ownership thresholds. Stock ownership for the purpose of these guidelines does not include shares underlying unvested stock options. Individuals subject to these guidelines will be required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If an individual becomes subject to a higher ownership threshold due to promotion or increase in base salary, that individual will be expected to meet the higher ownership threshold within three years. The Nominating & Corporate Governance Committee of the Board will review compliance with these guidelines on an annual basis.
Executive Compensation Recoupment Policy
      In 2006, the Board adopted a compensation recoupment policy. Under this policy, in the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the Board could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.
Tax Impact on Compensation
      The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the stock option grants under the 2005 Long-Term Incentive Plan, as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.
      In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors have adopted the Executive Incentive Plan (EIP) that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan (EIDP) that allows an individual executive officer to elect to defer a portion of base salary, CEC Dividend Equivalents and cash and stock bonus awards on an annual basis. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.
      As a result of the implementation of the EIP and permitting voluntary deferrals under the EIDP, the Company strives to maximize the tax deduction available under Section 162(m). However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTIVE AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
      The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”) for fiscal 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.

						G
						Change in
						Pension Value
						and Non-
					F	Qualified
A			D	E	Non-Equity	Deferred	H
Name and	B	C	Stock	Option	Incentive Plan	Compensation	All Other	I
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

William C. Weldon Chairman/CEO	2006	$1,659,231	$2,041,054	$9,237,481	$7,461,440	$5,492,818	$2,665,725	$28,557,749
Robert J. Darretta Vice Chairman/CFO	2006	1,023,846	626,226	3,229,546	2,574,880	2,231,163	1,577,864	11,263,525
Christine A. Poon Vice Chairman	2006	967,308	270,596	2,504,609	2,389,600	728,268	1,021,083	7,881,464
Per A. Peterson Chairman, R&D Pharmaceuticals Group	2006	830,692	579,841	3,052,229	2,312,400	1,041,564	883,392	8,700,118
Russell C. Deyo VP, General Counsel/Chief Compliance Officer	2006	735,385	510,236	2,550,323	2,207,176	1,240,312	1,144,259	8,387,691
Salary (Column C)
      The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for fiscal 2006.
Stock Awards (Column D)
      The amounts reported in column D represent the dollar amount of restricted share unit (RSU) awards recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (FAS 123R) for fiscal 2006.
      Under FAS 123R, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. 2006 was the first year the Company awarded RSUs. The grant date fair value for the 2006 RSU awards was $54.13 per RSU and was based on the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange (NYSE) on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSUs prior to vesting. The fair value of RSU awards is expensed over the vesting period, which for employees age 55 and over with ten years of Company service is six months. This is the case for all of the Named Executive Officers with the exception of Ms. Poon, in whose case the RSU award fair value is expensed over the entire 36-month vesting period. None of the Named Executive Officers forfeited any RSU awards in fiscal 2006. The table that appears on page 24 of this Proxy Statement sets forth for each Named Executive Officer the total dollar amount of RSUs expensed (excluding forfeiture assumptions) in fiscal 2006, along with a breakdown of the grant date fair value of the RSU grants made in February 2006 for performance in 2005.
      Determination of RSU awards and certain terms and conditions of the RSUs are described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.

Option Awards (Column E)
      The amounts reported in column E represent the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R for fiscal 2006.
      Under FAS 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Prior to 2006, expected volatility was based on a five-year weekly historical volatility rate. Starting in 2006, expected volatility represents a four-year daily historical average volatility rate, plus a five-week average implied volatility rate based on at-the money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.
Black-Scholes Assumptions

	Stock Option Grant Date

	Feb. 10, 2003	Feb. 9, 2004	Feb. 14, 2005	Feb. 13, 2006

Risk Free Rate	3.08%	3.15%	3.72%	4.60%
Expected Volatility	28.0%	27.1%	25.2%	19.6%
Expected Life	5 yrs	5 yrs	5 yrs	6 yrs
Dividend Yield	1.35%	1.76%	1.93%	2.50%
Fair Value	$13.59	$13.11	$15.50	$12.22
      The fair value of stock option awards is expensed over the vesting period, which for employees age 55 and over with ten years of Company service is six months. This is the case for all of the Named Executive Officers with the exception of Ms. Poon, in whose case the stock option award fair value is expensed over the entire 36-month vesting period. All options awarded prior to 2006 were expensed over the 36-month vesting period. Therefore, the fiscal 2006 compensation costs recognized for all of the Named Executive Officers includes compensation expenses related to option grants from years prior to 2006. None of the Named Executive Officers forfeited any stock option awards in fiscal 2006. The table that appears on page 24 of this Proxy Statement sets forth for each Named Executive Officer the total dollar amount of options expensed (excluding forfeiture assumptions) in 2006, along with a breakdown of the grant date fair values of the annual option grants made in February of 2003, 2004, 2005 and 2006 for performance in the prior year and the portion of each of those grants that was expensed in fiscal 2006.
      Determination of stock option awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.
Non-Equity Incentive Plan Compensation (Column F)
      The amounts reported in column F represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus for fiscal 2006 and Certificate of Extra Compensation units (“CECs”) that vested in fiscal 2006. Annual performance bonuses for fiscal 2006 were approved by the Compensation & Benefits Committee and paid to the Named Executive Officers in the first fiscal quarter of 2007 in the form of 85% cash and 15% Company Common Stock as determined by the Committee. CECs are part of a deferred long-term compensation program under which performance units are awarded to key executives. Calculation of CEC unit value and certain terms and conditions of CECs are described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement. The dollar value of the vested CECs reported in this column was determined using the fiscal year-end 2005 value of $23.16 per CEC unit.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)
      The amounts representing change in pension value reported in column G were generated by the combination of increases in the accrued pension benefit and change in conversion of that benefit to a present value. Accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay times years of service as of year-end fiscal 2006. Accrued benefits as of year-end fiscal 2006 increased over accrued benefits as of fiscal year-end 2005 because an additional year of service was included and because the averages of the most recent five years of pay were greater than the averages as of one year earlier. The conversion to a present value produced a further increase because normal retirement age, the assumed commencement of benefits, was one year closer. The present value conversion can also cause an increase or decrease in value due to changes in actuarial assumptions. The discount rate used to calculate present values increased from 5.75% as of fiscal year-end 2005 to 6.00% as of fiscal year-end 2006, producing a decrease in the present value. No other actuarial assumptions changed between fiscal year-end 2005 and fiscal year-end 2006.
      The change in CEC unit value is based on a calculation intended to represent the value of the Company that removes the variability of market perception and short-term interest rate fluctuations. As such, in some years the formula could produce a return that is either below or above market returns (“market”, for this purpose, means the performance of the Company’s Common Stock over the applicable period). The amounts representing above-market returns on all CECs vested as of the fiscal year-end 2006 are also included in column G. The actual annual increase in the CEC unit value was compared to the actual annual increase in the price of the Company’s Common Stock from fiscal year-end 2005 to fiscal year-end 2006. The CEC unit value increased from $23.16 as of fiscal year-end 2005 to $26.58 as of fiscal year-end 2006, an increase of 14.77%. The Company’s Common Stock increased from $60.10 as of December 30, 2005 to $66.02 as of December 29, 2006, an increase of 9.85%. The above-market growth was calculated to be 4.92%, or $1.14 per unit.
All Other Compensation (Column H)
      The amounts reported in column H represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, registrant contributions to the Company’s 401(k) Savings Plan, insurance premiums, and the value of CEC dividend equivalents paid or deferred during fiscal 2006 on vested and unvested CECs. The following table shows the specific amounts included in column H of the Summary Compensation Table for fiscal 2006.
All Other Compensation

					Value of CEC
					Dividend
	Perquisites		Registrant		Equivalents
	and Other		Contributions		Earned
	Personal	Tax	to Defined	Insurance	During the
	Benefits(1)	Reimbursements	Contribution	Premiums	Fiscal Year(2)
Name	($)	($)	Plans ($)	($)	($)	Total ($)

W. C. Weldon	$201,191	$16,122	$85,777	$5,535	$2,357,100	$2,665,725
R. J. Darretta	34,373	6,883	47,025	6,938	1,482,645	1,577,864
C. A. Poon	14,736	7,759	43,529	9,309	945,750	1,021,083
P. A. Peterson	8,713	15,038	37,381	22,010	800,250	883,392
R. C. Deyo	41,512	4,306	33,092	4,654	1,060,695	1,144,259

(1)	Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2006 was $201,191. This amount comprised: personal use of Company aircraft ($156,013); car and driver for commutation and other personal transportation ($35,304); executive dining room meals; home security system monitoring fees; medical examinations; and financial planning (up to annual limit of $5,000). The aggregate value of perquisites and other personal benefits for Mr. Darretta in fiscal 2006 was $34,373. This amount comprised: personal use of Company aircraft ($28,259); car and driver for commutation and other personal transportation; executive dining room meals; home security system monitoring fees; and medical examinations. The aggregate value of perquisites and other personal benefits for Ms. Poon in fiscal 2006 was $14,736. This amount comprised: personal use of Company aircraft; car and driver for commutation and other personal transportation; executive dining room meals; home security monitoring fees; and medical examinations. The aggregate value of perquisites and other personal benefits for Dr. Peterson in fiscal 2006 was $8,713. This amount comprised: executive dining room meals; home security system monitoring fees; financial planning (up to annual limit of $5,000); and medical examinations. The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2006 was $41,512. This amount comprised: personal use of Company aircraft ($32,252); car and driver for commutation and other personal transportation; executive dining room meals; home security system monitoring fees; medical examinations; and financial planning (up to annual limit of $5,000).

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company calculates the aggregate incremental cost to the Company for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to personal use of Company aircraft and cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

(2)	CEC dividend equivalents are paid to participants during the fiscal year on vested and unvested CECs in the same amount and at the same time as dividends on the Company’s Common Stock. Participants have the option to defer the payment of CEC dividend equivalents. Both Messrs. Weldon and Darretta have elected to defer a portion of their CEC dividend equivalents for 2006 as follows: Mr. Weldon (all dollars over $900,000) and Mr. Darretta (all dollars over $200,000). CEC dividend equivalents deferred in 2006 are also reported under “Executive Contributions” in the Non-Qualified Deferred Compensation Table below.
Total Compensation (Column I)
      The amounts reported in column I are the sum of columns C through H for each of the Named Executive Officers. All compensation amounts reported in column I include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS
      The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in fiscal 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.

					Estimated Future
					Payouts
					Under Non-Equity
		Non-Equity			Incentive Plan			I
		Incentive Plan			Awards		H	All Other
		Awards			(Annual		All Other	Option	J	K	L	M
		(CECs)			Performance Bonus)		Stock	Awards:	Exercise	Closing	Grant	Grant
							Awards:	Number of	or Base	Market	Date Fair	Date Fair
		C	D				Number of	Securities	Price of	Price on	Value of	Value of
	B	Units	Unit	E	F	G	Shares of	Underlying	Option	the Grant	Stock	Option
A	Grant	Granted	Price	Threshold	Target	Maximum	Stock or	Options	Awards	Date	Awards	Awards
Name	Date	(#)	($/Unit)	($)	($)	($)	Units (#)	(#)	($/Sh)	($/Sh)	($)	($)

W. C. Weldon	2/13/06	150,000	$23.16	0	$2,672,000	—	37,710	452,520	$58.34	$58.50	$2,041,054	$5,528,889
R. J. Darretta	2/13/06	85,000	23.16	0	1,030,000	$2,595,600	11,570	138,841	58.34	58.50	626,226	1,696,359
C. A. Poon	2/13/06	200,000	23.16	0	975,00	2,457,000	17,141	205,691	58.34	58.50	927,757	2,513,133
P. A. Peterson	2/13/06	25,000	23.16	0	835,000	2,104,200	10,713	128,557	58.34	58.50	579,841	1,570,709
R. C. Deyo	2/13/06	32,000	23.16	0	666,000	1,678,320	9,427	113,130	58.34	58.50	510,236	1,382,222
Non-Equity Incentive Plan Awards (Columns C and D)
      The amounts reported in columns C and D relate to the CECs awarded to the Named Executive Officers in February 2006 for the 2005 performance year. The value of CECs granted in 2006 was based on the CEC unit value as of fiscal year-end 2005, which was $23.16. The CEC unit value is subject to increase or decrease based on the performance of the Company. The calculation of CEC unit value and certain terms and conditions of CECs are described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.
Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)
      The amounts reported in columns E through G reflect threshold, target and maximum performance bonus award amounts for the 2006 performance year that were set in 2006. No maximum performance bonus award amount as a percentage of base salary is set for the Chairman/CEO. Actual performance bonus payments, as reflected in the Summary Compensation Table above, were made in recognition of 2006 performance using the targets and payout range as guidance.
      Bonus targets as a percentage of base salary and annual performance bonuses paid to the Named Executive Officers were determined as described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.
All Other Stock and Option Awards (Columns H through M)
      The amounts reported in columns H through M relate to the RSU and stock option grants awarded to the Named Executive Officers in February 2006 for the 2005 performance year. Under the terms of the LTI Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. For the grants made in February 2006, this value was lower than the closing price on the grant date. Determination of RSU and stock option awards and certain terms and conditions of the RSUs and stock options are described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.
      Under FAS 123R, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $54.13 per RSU and was based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSUs prior to vesting.

      Under FAS 123R, the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model. The stock options expiring on February 12, 2016 had a grant date present value of $12.22 per option share. The Black-Scholes model was used with the following assumptions: volatility of 19.6% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the money traded Johnson & Johnson stock options with a life of two years; dividend yield of 2.5%; risk-free interest rate of 4.6% based on a U.S. Treasury rate of six years; and a six-year option life.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
      The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the Named Executive Officers as of the end of fiscal 2006.

	Options				Stock Awards

						G
					F	Market
	Number of Securities				Number of	Value of
	Underlying Unexercised		D		Shares or	Shares as
	Options (#)		Option	E	Units of	Units of
			Exercise	Option	Stock That	Stock That
A	B	C	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)

W. C. Weldon	42,000		$32.38	12/3/07	37,710	$2,489,614
	60,000		38.59	6/24/08
	60,000		40.16	12/2/08
	160,000		50.08	12/1/09
	240,000		50.69	11/29/10
	600,000		57.30	2/10/12
	450,000		52.20	2/8/13
		325,000	53.93	2/7/14
		410,000	66.18	2/13/15
		452,520	58.34	2/12/16
R. J. Darretta	42,000		40.16	12/2/08	11,570	763,851
	150,000		50.08	12/1/09
	200,000		50.69	11/29/10
	150,000		57.30	2/10/12
	135,000		52.20	2/8/13
		150,000	53.93	2/7/14
		160,000	66.18	2/13/15
		138,841	58.34	2/12/16
C. A. Poon	160,000		47.63	11/23/10	17,141	1,131,649
	150,000		57.30	2/10/12
	135,000		52.20	2/8/13
		175,000	53.93	2/7/14
		185,000	66.18	2/13/15
		205,691	58.34	2/12/16
P. A. Peterson	17,900		32.38	12/3/07	10,713	707,272
	33,600		40.16	12/2/08
	27,200		50.08	12/1/09
	37,800		44.30	5/24/10
	53,000		50.69	11/29/10
	150,000		57.30	2/10/12
	135,000		52.20	2/8/13
		150,000	53.93	2/7/14
		150,000	66.18	2/13/15
		128,557	58.34	2/12/16

	Options				Stock Awards

						G
					F	Market
	Number of Securities				Number of	Value of
	Underlying Unexercised		D		Shares or	Shares as
	Options (#)		Option	E	Units of	Units of
			Exercise	Option	Stock That	Stock That
A	B	C	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)

R. C. Deyo	44,000		32.38	12/3/07	9,427	622,371
	40,000		40.16	12/2/08
	100,000		50.08	12/1/09
	170,000		50.69	11/29/10
	125,000		57.30	2/10/12
	110,000		52.20	2/8/13
		110,000	53.93	2/7/14
		125,000	66.18	2/13/15
		113,130	58.34	2/12/16
Market Value of Shares or Units of Stock That Have Not Vested (Column G)
      The market value of RSUs was calculated using the fiscal 2006 year-end closing price of the Company’s Common Stock on the NYSE of $66.02.
OPTION EXERCISES AND STOCK VESTED
      The following table provides information concerning the exercises of stock options during fiscal 2006 on an aggregated basis for each of the Named Executive Officers. No RSUs vested during 2006 for any of the Named Executive Officers.

	Option Awards

	Number of Shares
	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)

W. C. Weldon	22,000	$715,000
R. J. Darretta	125,000	4,288,640
C. A. Poon	—	—
P. A. Peterson	17,900	473,455
R. C. Deyo	80,000	2,550,518

PENSION BENEFITS
      The following table provides information as of fiscal year-end 2006 with respect to the Company’s pension plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Present
				Value of
		Number of	Normal	Accumulated
		Years Credited	Retirement	Benefits
Name	Plan Name	Service	Age	($)

W. C. Weldon	Salaried Pension Plan	35.33	62	$1,061,567
	Excess Pension Plan			22,436,679
R. J. Darretta	Salaried Pension Plan	38.58	62	1,332,382
	Excess Pension Plan			12,027,554
C. A. Poon	Salaried Pension Plan	6.08	62	143,312
	Excess Pension Plan			1,179,783
P. A. Peterson	Salaried Pension Plan	12.75	62	484,417
	Excess Pension Plan			3,587,200
R. C. Deyo	Salaried Pension Plan	21.33	62	608,536
	Excess Pension Plan			4,011,086
      Each of the Named Executive Officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as final average earnings times 1.667% times years of service prior to 2005, plus 1.55% times years of service after 2004, minus age 65 Social Security benefits, times 1.429%, times years of service. For this formula, final average earnings are defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary, bonus and dividend equivalents paid or deferred on non-vested CEC units.
      The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55 retirement, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.
      The Salaried Pension Plan applies this formula to pay up to the United States Internal Revenue Service’s (the “IRS”) covered compensation limit ($220,000 in 2006). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee may participate in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.
      While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company’s 2006 Annual Report (discount rate of 6.00%, mortality according to the GAM1994 table projected to 2004).
      No payments were made in 2006 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION
      The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

	B	C	D	E
	Executive	Registrant	Aggregate	Aggregate
A	Contributions in	Contributions in	Earnings in	Balance at
Name	Last FY($)	Last FY($)	Last FY($)	Last FYE($)

W. C. Weldon	$2,566,282	$4,337,317	$4,989,904	$40,653,931
R. J. Darretta	2,197,491	1,612,005	3,758,604	30,855,860
C. A. Poon	141,742	1,423,229	1,206,477	9,475,384
P. A. Peterson	—	1,532,881	1,300,093	10,133,958
R. C. Deyo	114,302	1,380,368	2,083,652	16,357,574
Executive Contributions in Last Fiscal Year (Column B)
      The amounts reported in column B include amounts deferred in the last fiscal year under the Executive Income Deferral Program which allows eligible employees to defer up to 50% of base salary, 100% of annual performance bonus and 100% of dividend equivalents on CECs.
Registrant Contributions in Last Fiscal Year (Column C)
      The amounts reported in column C include Company contributions to each of the Named Executive Officer’s Excess Savings Plan account. These amounts also include the value of CECs that vested during the fiscal year, calculated using the fiscal year-end 2005 unit value of $23.16.
Aggregate Earnings in Last Fiscal Year (Column D)
      The amounts reported in column D include earnings on the Executive Income Deferral Program, the Excess Savings Plan, and the International Savings Plan in addition to the up-tick in value on all vested CECs as of the fiscal year end. The CEC unit value increased from $23.16 as of fiscal year-end 2005 to $26.58 as of fiscal year-end 2006.
Aggregate Balance at Last Fiscal Year-End (Column E)
      The amounts reported in column E include the full balance from the Excess Savings Plan, International Savings Plan, and Executive Income Deferral Program. These amounts also include the full value (at $26.58) of all vested CECs held by each Named Executive Officer as of fiscal year-end 2006.
      Each of the Named Executive Officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executives), International Savings Plan (Messrs. Weldon and Darretta), Executive Income Deferral Program (Messrs. Weldon, Darretta and Deyo and Ms. Poon) and CEC Plan (all Named Executive Officers).
      The Company’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $220,000 in 2006). The Excess Savings Plan credits an unfunded account with 4.5% of base salary in excess of the IRS limit. The rate of earnings credited to the Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within the Company’s 401(k) Savings Plan (13.7% in 2006). Distribution of Excess Savings Plan account balances can be made as a lump sum or in up to 15 annual installments beginning as early as retirement or separation, but not later than 10 years after retirement or separation.

      Messrs. Weldon and Darretta have each worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, an account in the International Savings Plan was credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within the Company’s 401(k) Savings Plan (4.4% in 2006). Distribution of International Savings Plan accounts are made upon retirement or separation from the Company.
      Under the Executive Income Deferral Program, certain executives are eligible to defer up to 50% of base salary and 100% of performance bonus and CEC dividend equivalents until they retire from the Company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins six months after retirement. Deferred amounts are credited with earnings equal to the actual return on three investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the Balanced Fund investment option within the Company’s 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2006, the return on the One-Year Treasury Bill option was 4.4% and the aggregate return on Johnson & Johnson Common Stock for these participants was 13.2%.
      No withdrawals or distributions were made to any of the Named Executive Officers under any of the Company’s defined contribution or non-tax-qualified compensation deferral plans in 2006.
DIRECTOR COMPENSATION
      The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2006. Directors who are employees of the Company receive no compensation for their services as Directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned
	or Paid in		Stock		All Other
Name	Cash($)		Awards(9)(10)($)		Compensation(12)($)	Total($)

M. S. Coleman(1)(5)	$95,000		$99,995		$4,692	$199,687
J. G. Cullen(1)(3)(6)(7)	115,000		99,995		4,692	219,687
M. M. E. Johns(2)(5)	95,000		99,995		2,494	197,489
A. D. Jordan(2)(3)(6)	105,000		99,995		4,692	209,687
A. G. Langbo(2)(3)(6)	105,000		99,995		4,692	209,687
S. L. Lindquist(4)(5)	95,000		99,995		9,692	204,687
L. F. Mullin(1)(4)(6)	105,000		99,995		4,692	209,687
C. Prince(2)(3)	83,652	(8)	58,340	(11)	—	141,987
S. S Reinemund(2)(3)	95,000		99,995		4,692	199,687
D. Satcher(4)(5)(6)	105,000		99,995		4,692	209,687

(1)	Member, Audit Committee

(2)	Member, Compensation & Benefits Committee

(3)	Member, Nominating & Corporate Governance Committee

(4)	Member, Public Policy Advisory Committee

(5)	Member, Science & Technology Advisory Committee

(6)	Committee Chairman

(7)	Presiding Director

(8)	Pro rated from when Mr. Prince was appointed to the Board in February 2006.

(9)	All figures represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006, which for all grants was equal to the grant date fair value, computed in accordance with FAS 123R. Non-Employee Directors are granted shares of restricted Common Stock in February of each year. The restricted shares become freely transferable on the third anniversary of the grant date.

(10)	The aggregate number of stock options outstanding for each Non-Employee Director as of December 31, 2006 is indicated in the table below. The compensation costs for all of these options were recognized by the Company for financial reporting purposes prior to fiscal 2006. The Company ceased granting stock options to Non-Employee Directors after February 2004.

Name	Options (#)

M. S. Coleman	7,600
J. G. Cullen	31,050
A. D. Jordan	31,050
A. G. Langbo	31,050
S. L. Lindquist	7,600
L. F. Mullin	26,250
S. S Reinemund	7,600
D. Satcher	13,900

(11)	Reflects a one-time grant of 1,000 shares of Company Common Stock upon first becoming a Director in February 2006 valued at the grant date fair value of $58.34 per share.

(12)	Amounts reflect the dollar value of dividend payments on restricted stock in 2006 and a $5,000 honorarium paid to Ms. Lindquist for a speaking engagement.
Director Fees and Equity Compensation
      Each Non-Employee Director receives an annual fee of $85,000 for his or her services as a member of the Company’s Board of Directors. In addition, Non-Employee Directors receive an annual fee of $5,000 for service on a Board committee, or $15,000 if he or she is Chairman of the committee. The Presiding Director is paid an additional annual fee of $10,000. Non-Employee Directors are eligible to receive meeting fees of $1,500 per day if they attend a committee meeting held on a day other than a Board meeting day. No such fees were paid in 2006. Meeting fees are not paid for participation in telephonic committee meetings.
      Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the Company’s LTI Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,523 shares of restricted Common Stock under the LTI Plan in February 2007 for service on the Board in 2006. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board. Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the section entitled “Compensation Discussion and Analysis” on pages 16 through 28 of this Proxy Statement.
Deferred Fee Plan for Non-Employee Directors
      Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Non-Employee Directors who have served on the Board since prior to January 1, 1996 instead may elect to “invest” deferred fees into CECs under the CEC Plan up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.

Additional Arrangements
      The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings. In addition, Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will pay, on a two-to-one basis, up to $25,000 per year in contributions to educational and certain other charitable institutions.
AUDIT COMMITTEE REPORT
      The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.
      In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.
      The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 41 of this Proxy Statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on pages 42 to 43 of this Proxy Statement.) When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.
      In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.
      The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

      In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 12, 2007, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors.

Mr. James G. Cullen, Chairman
Dr. Mary Sue Coleman
Mr. Leo F. Mullin
ITEM 2.     RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2007. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.
      During fiscal years 2005 and 2006, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s Consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.
      Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has provided no services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional auditing, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.
      The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2006 and 2005 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees

	2006	2005

Audit Fees	$21,705,000	$20,045,000
Audit-Related Fees	6,700,000	4,975,000

Total Audit and Audit-Related Fees	$28,405,000	$25,020,000

Tax Fees	$9,500,000	$11,925,000

Other Services	$900,000	1,675,000

Total Fees	$38,805,000	$38,620,000

      Audit Fees — Consists of professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC. Approximately $4,770,000 and $4,400,000 of the Audit Fees incurred in 2006 and 2005, respectively, represent recurring and non-recurring services associated with the Sarbanes-Oxley Section 404 internal control audit.

      Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards. The increase in Audit-Related Fees from $4,975,000 in 2005 to $6,700,000 in 2006 was primarily due to the fees incurred in connection with the Company’s acquisition of the Consumer Healthcare business of Pfizer Inc. completed on December 20, 2006.
      Tax Fees — In 2006, approximately 73% of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters. In 2005, approximately 78% of Tax Fees were related to tax compliance.
      Other Services — Consists of reviews for compliance with various government regulations relating to the health care industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with FDA rules, and projects relating to reviewing systems security controls.
Pre-Approval of Audit and Non-Audit Services
      Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.
      In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews related to privacy and other regulatory matters and certain projects to evaluate systems security.
      The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.
      If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.
      If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

      In 2006, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.
      The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007.
ITEM 3:     SHAREHOLDER PROPOSAL ON MAJORITY VOTING REQUIREMENTS
FOR DIRECTOR NOMINEES
      The following shareholder proposal has been submitted to the Company for action at the meeting by the Sheet Metal Workers’ National Pension Fund of Alexandria, Virginia, a holder of 92,512 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:
      “Resolved: That the shareholders of Johnson & Johnson (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
      Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.
      In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation polices, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.
      We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents; not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.
      We urge the board to adopt a majority vote standard.”

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
      The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:
      Johnson & Johnson is not opposed to majority voting in uncontested elections. However, the Board of Directors believes that it is premature to ask our shareholders to amend the Certificate of Incorporation to adopt majority voting in light of the on-going analyses and discussions on majority voting and its possible consequences. Also, we believe that our policy on “Voting for Directors in Uncontested Elections,” described on page 14 of this Proxy Statement, provides shareholders with a meaningful role in director elections. Finally, this policy, adopted by the Board last year in response to shareholder concerns, augments Johnson & Johnson’s long history of strong governance practices.
      New Jersey law requires the plurality voting standard in director elections, unless the company’s certificate of incorporation provides otherwise. Our Board cannot adopt majority voting in our by-laws, an approach that other companies have recently taken. Johnson & Johnson can adopt majority voting only through shareholder approval of an amendment to the Certificate of Incorporation. We believe that it is premature to ask our shareholders to amend the Certificate of Incorporation to adopt majority voting in light of the on-going analyses and discussions in this developing area. The legal community, shareholder advocates, governance experts and other groups continue to evaluate the respective benefits, disadvantages and consequences of plurality voting and majority voting, the impact of the “holdover rule” (which is discussed below) and whether some modified model of plurality voting might be preferable. Plurality voting has served Johnson & Johnson’s shareholders well. Any change in voting standards should be undertaken with full understanding of the consequences. For this reason, we believe it is premature to ask shareholders to amend the Certificate of Incorporation to adopt majority voting until there is greater clarity and consensus on this issue.
      Our policy on “Voting for Directors in Uncontested Elections” (which we will refer to as the “Director Election Policy”) provides direct and effective consequences by requiring that any nominee who receives more votes “withheld” from his or her election than votes “for” his or her election must promptly tender an offer of resignation. In addition:

•	The other independent directors will evaluate the underlying factors contributing to a majority of votes being withheld and must determine the appropriate course of action within 90 days.

•	The other independent directors must evaluate any tendered resignation in the best interests of the Company and its shareholders.

•	The Board’s decision will be disclosed in a report on Form 8-K furnished by the Company to the SEC within four business days of the decision, along with full disclosure of the reason for the decision.

•	Any director who offers his or her resignation pursuant to this provision may not participate in discussions or actions related to his or her own resignation offer.
      We believe, at the present time, that our Director Election Policy is a better alternative to majority voting in the event of a shareholder vote against a director. Under New Jersey law, a director who fails to receive a required vote continues in office as a “holdover” director, generally until the next shareholder meeting. So under the shareholder proposal, a director who receives more “against” votes than “for” votes would remain on the board as a holdover director until that director voluntarily resigns or the shareholders elect a different director at the next shareholder meeting. The decision of a director who has received a majority of votes against his or her election to offer his or her resignation is optional under a majority voting system, but mandatory under our Director Election Policy. For this reason, we believe a majority vote against a director under a majority voting system could be a hollow victory for shareholders. The Company’s Director Election Policy, by requiring the subject director to tender his or her resignation, makes it easier for the remaining directors to effect the will of the shareholders, if appropriate, by simply accepting the tendered resignation in a process that would be completed within 90 days.

      Our Director Election Policy reinforces Johnson & Johnson’s long history of strong governance practices. Since 1987, a majority of our directors has been independent; and since 1990, at least two-thirds of our directors have been independent. In addition, our Company has never had a classified or staggered board. Each director is up for re-election each year. The Company also has no history of majority votes on shareholder proposals. Furthermore, the Board provides for its independent leadership through the annual selection of an independent director to serve as Presiding Director. The Presiding Director sees that the agenda for each Board meeting addresses the concerns of the independent directors, can call Executive Sessions and communicates with the Chairman to provide feedback and effectuate the decisions and recommendations of the independent directors.
      In summary, Johnson & Johnson is not opposed to majority voting in uncontested elections, but we believe that it is premature to ask the shareholders to amend the Certificate of Incorporation to adopt majority voting given the continuing debate on this issue. In addition, our Director Election Policy, along with our strong governance record, serves and protects the interests of our shareholders. The shareholder proposal would not further enhance the ability of our shareholders to impact the outcome of director elections, and could have unintended consequences. We do not believe that the proposal, at this point in time, is in the best interest of the Company or its shareholders. Nonetheless, the Board of Directors will continue to assess the developments in this area; and consider submitting this matter to the shareholders in the future.
      It is, therefore, recommended that the shareholders vote AGAINST this proposal.
ITEM 4:     SHAREHOLDER PROPOSAL ON SUPPLEMENTAL
RETIREMENT PLAN
      The following shareholder proposal has been submitted to the Company for action at the meeting by the United Brotherhood of Carpenters Pension Fund of Washington, District of Columbia, a holder of 48,400 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:
      “Be it Resolved: That the shareholders of the Johnson & Johnson (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.
      Supporting Statement: We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a SERP. The SERP provides the Company’s chief executive officer (“CEO”) and other senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan(s).
      At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives’ pension benefits by including the executive’s full salary and annual bonus in the compensation figure. The Company’s 2006 proxy statement indicated that the “five-year average covered compensation” used to determine the pension benefit for named officers was $3,738,247 for the CEO, approximately 17 times the $220,000 compensation limit in the Company’s tax-qualified pension plan.
      Our position is that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.
      The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executive’s salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.”
MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
      The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:
      Consistent with the Company’s tradition of providing fair and competitive retirement benefits for its loyal employees, the Company implemented a supplemental pension plan (the “Plan”) in 1983 in response to the limits on covered earnings imposed on existing, tax-qualified corporate pension plans by the U.S. Internal Revenue Code of 1954, the Employee Retirement Income Security Act of 1974 (ERISA) and the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA). The Plan was designed as a restorative plan to allow our employees to realize their full retirement benefits long after their years of dedicated service and into the years when they are no longer able to work to support themselves and their beneficiaries. This type of supplemental pension plan is legal and common at large companies such as ours.
      The proponent’s supporting statement claims that the Plan was established “in order to provide senior executives increased retirement benefits,” suggesting that the Plan is a means by which the Company favors its senior executives to the exclusion their subordinates. While many other companies have adopted supplemental executive retirement plans as an additional retirement benefit only for its senior executives, sometimes referred to as “top hat” plans, the Company’s Supplemental Retirement Plan is not such a plan. All of the Company’s non-union, U.S. employees are eligible to participate in the Plan to the extent their annual earnings, as defined by the Plan, exceeds the threshold set by the U.S. Internal Revenue Service (currently $220,000). In addition, the proponent claims that the Plan “establishes a higher compensation level on which to calculate senior executives’ pension benefits,” when, in fact, the definitions and calculations prescribed by the Plan are identical to those applied to all U.S. employees under the Company’s tax-qualified pension plan.
      Currently, over 2,500 employees participate in the Plan. This number includes scientists, managers, sales professionals, patent attorneys and other employees crucial to continuing innovation, driving revenues and protecting the assets of our pharmaceuticals, medical devices and diagnostics, and consumer products businesses. By strictly limiting earnings covered under the Plan to annual base salary, the proponent’s proposal would significantly impair the potential retirement savings of many of the Company’s highly valued employees. In addition, the proposal’s punitive effect on these individuals would undoubtedly place our Company at a competitive disadvantage, as some of our top talent would naturally be drawn to industry competitors who are able to assure them the realization of their full retirement benefits.

      The Company’s pension plans constitute an important component of the Company’s overall benefits program for its U.S. employees. These plans are overseen by the Compensation & Benefits Committee of the Board, which is composed entirely of independent directors. The Board believes that it would be inappropriate to single out certain classes of its employees to receive unequal treatment under its retirement plans, just as it would be inappropriate to create “top hat” style plans for only its senior management. As such, the Board believes that this proposal runs counter to the Company’s basic philosophy and tradition of providing fair and competitive retirement benefits for its employees and thus is not in the best interests of the Company and its shareholders.
      It is, therefore, recommended that shareholders vote AGAINST this proposal.
OTHER MATTERS
      The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.
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Notice of
2007 Annual
Meeting and
Proxy
Statement

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR Proposal 1.				The Board of Directors recommends a vote AGAINST Proposals 3 and 4.
1. Election of Directors:					For	Against	Abstain	+
01 - Mary S. Coleman		02 - James G. Cullen	03 - Michael M. E. Johns
04 - Arnold G. Langbo 07 - Christine A. Poon 10 - David Satcher		05 - Susan L. Lindquist 08 - Charles Prince 11 - William C. Weldon	06 - Leo F. Mullin 09 - Steven S Reinemund	3. Proposal on majority voting requirements for director nominees	☐	☐	☐
				4. Proposal on supplemental retirement plan	☐	☐	☐

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees
Non-Voting Items
☐	For All EXCEPT — To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.						Yes
						Request for Admission Ticket to Annual Meeting	☐

The Board of Directors recommends a vote FOR Proposal 2.						Request for Guest Ticket to Annual Meeting	☐
			For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm			☐	☐	☐	Special Action — Discontinue Annual Report Mailing for this Account	☐
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JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
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Proxy — Johnson & Johnson

Notice of 2007 Annual Meeting of Shareholders
Hyatt Regency Hotel
Two Albany Street, New Brunswick, NJ
Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2007, 10:00 a.m., Eastern Time
The signatory hereto hereby appoints D. J. Caruso and R. C. Deyo and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of the Common Stock of Johnson & Johnson which the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 26, 2007 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR election of all nominees, FOR proposal 2 and AGAINST proposals 3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)